EXHIBIT 99.1

                    3/17/97 PRESS RELEASE - 1996 FINANCIALS

                    NRI ANNOUNCES 1996 RESULTS OF OPERATIONS


     TAMPA, FL - MARCH 17, 1997 - The National Registry Inc. (NRI) reported today that it had revenues of $2.31 million for the fiscal year ended December 31, 1996 and a net loss from operations of $7.34 million ($0.26 per share), compared to revenues of $401,000 and a net loss of $5.07 million ($0.22 per share) in 1995. The loss for 1996 primarily reflects costs associated with the product development, launch and market development of the Company's line of new NRIdentity /Registered Trademark/ Personal Authentication finger imaging scanners and software products. At fiscal year end, on a pro forma basis after giving effect to the Company's recently completed equity private placement, cash and cash equivalents were $7.5 million.

     "In 1996 NRI launched the industry's first affordable biometric personal authentication scanners employing finger imaging technology for commercial use," said John L. Gustafson, President and Chief Executive Officer of NRI. "We are now shipping NRIdentity Personal Authentication Scanners and Software to a variety of customers for use in both commercial and government applications." NRIdentity Scanners are manufactured by NRI's strategic partner, Key Tronic Corporation, the U.S. leader in the design and manufacture of computer input peripheral devices.

     During 1996 NRI launched its NRIdentity Personal Authentication Scanners in two configurations: NRIdentity Desktop Scanner and NRIdentity Keyboard Scanner. Additionally, the Company announced its Secure Authentication Facility for Microsoft Windows NT /Registered Trademark/, believed to be the industry's first client server biometric authentication product for the Windows NT environment, and introduced its Secure Screen Saver, a computer screen saver activated by finger imaging.

     The Company initiated pilot programs employing NRIdentity finger imaging technologies for commercial customers including Sarasota Memorial Hospital and Mayo Clinic Jacksonville. Through its relationships with Real Time Data Management Services, Inc., NRI is providing finger imaging technology for Purdue Employees Federal Credit Union's TERATouch unmanned kiosk program. The Company initiated contracts for personal identification systems with the State of Connecticut Department of Social Services, the Commonwealth of Massachusetts Department of Transitional Assistance and provided ongoing systems services and support to the State of New Jersey and to Suffolk and Nassau Counties in New York.

     The National Registry Inc., based in Tampa, Florida, brings The Power of Positive Identification /Registered Trademark/ to business and government. The Company provides cost-effective finger imaging technology to verify individual identity, to protect business and personal information and to replace or enhance passwords and PINs to safeguard and simplify access to electronic systems and enable new on-line services for customers. NRI is a leading independent supplier of finger image-based personal identification systems for use by state governments. NRI stock is traded on Nasdaq (symbol NRID). Further information is available through NRI's World Wide Web Site: HTTP://WWW.NRID.COM.